Exhibit 99.1

100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250

FOR IMMEDIATE RELEASE

VeraSun Reports Record Revenues for

Second Quarter 2008

Revenues Exceed One Billion Dollars and EBITDA More than Doubles over Q2 2007

Financial Highlights

•	Total revenues increased 499% to $1.015 billion for Q2 2008 as compared to $170 million for Q2 2007

•	DDGS sales increased 431% to $120 million as compared to $23 million for Q2 2007

•	Net income increased to $24 million for Q2 2008, or $.15 per diluted share, as compared to $15 million for Q2 2007

•	EBITDA increased to $73 million as compared to $33 million for Q2 2007

•	SG&A decreased 62% to $.05 per gallon from $.13 last year

Brookings, S.D., August 12, 2008—VeraSun Energy Corporation (NYSE: VSE), one of the nation’s largest ethanol producers, today announced its financial results for the three months ended June 30, 2008. The Company increased revenues by 499% over the second quarter of 2007, to $1.015 billion, and generated earnings of $.15 per diluted share. EBITDA for Q2 2008 increased to $73 million as compared to $33 million for Q2 2007.

“VeraSun exceeded one billion dollars in revenues this quarter,” said VeraSun CEO Donald L. Endres. “More importantly, our large scale allowed us to capture $73 million in EBITDA, more than double last year, in a challenging operating environment.”

During the quarter, VeraSun completed the merger with US BioEnergy effective April 1, adding five facilities and 420 million gallons to operations. The company also completed construction at its Hankinson, North Dakota, Welcome, Minnesota and Hartley, Iowa biorefineries, with a combined capacity of 330 million gallons per year. Upon completion of two additional ethanol production facilities in Dyersville, Iowa and Janesville, Minnesota, the company expects to have a capacity of 1.64 billion gallons of ethanol through 16 production facilities by the end of 2008.

“Ethanol is playing an increasingly important and strategic role in our country’s fuel supply,” Endres added. “Ethanol continues to trade at a deep discount to gasoline providing a significant economic incentive for refiners and gasoline marketers to develop new markets.”

Second Quarter 2008 Financial Highlights

Total revenues, which include revenues from the sale of ethanol, distillers grains, VE85®, and corn increased by $845.6 million, or 498.7%, to $1,015.2 million for the three months ended June 30, 2008, compared to $169.6 million for the three months ended June 30, 2007. The increase in total revenues was primarily the result of a 420.6% increase in ethanol volume sold and an increase in average ethanol prices of $.38 per gallon, or 17.1%, compared to 2007. For the three months ended June 30, 2008, the Company sold 329.9 million gallons of ethanol, which includes 83.4 million gallons of ethanol that were purchased from others and resold to our customers. Ethanol production increased by 175.0 million gallons, or 214.8%, to 256.5 million gallons compared with the three months ended June 30, 2007, as a result of the added capacity from Linden, Indiana facility in August 2007, the Albion, Nebraska facility in October 2007, the Bloomingburg, Ohio facility in March 2008 and the US BioEnergy acquisition on April 1, 2008.

Net sales from ethanol increased $710.4 million, or 499.4%, to $852.7 million for the three months ended June 30, 2008 compared with $142.3 million for the three months ended June 30, 2007. Of the increase, $588.2 million was driven by additional volumes of ethanol sold. The increased volume resulted from additional production at the Linden, Albion, and Bloomingburg facilities, which came on line since June 30, 2007, output from the US BioEnergy facilities acquired April 1, 2008, and ethanol that was purchased and resold to our customers. Higher ethanol prices contributed $122.2 million of the increased revenue. The average price of ethanol sold was $2.59 per gallon for the three months ended June 30, 2008, compared to $2.21 per gallon for the three months ended June 30, 2007.

Net sales from distillers grains increased $97.0 million, or 431.0%, to $119.5 million for the three months ended June 30, 2008 compared with $22.5 million for the three months ended June 30, 2007. The impact of increased volume was $56.9 million and the impact of higher prices of $48.35 per ton contributed $40.1 million of the increased revenues.

Net sales of VE85®, our branded E85 product, increased $8.2 million, or 206.5%, to $12.2 million for the three months ended June 30, 2008 compared with $4.0 million for the three months ended June 30, 2007, primarily due to an increase in the number of retail outlets selling VE85® resulting in a $6.3 million increase and the impact of higher prices contributing to an additional increase of $1.9 million.

About VeraSun Energy Corporation

VeraSun Energy Corp. (NYSE: VSE), headquartered in Brookings, S.D., is a leading producer and marketer of ethanol and distillers grains. Founded in 2001, the company has a fleet of 16 production facilities in eight states, of which two are still under construction. VeraSun Energy is scheduled to have an annual production capacity of approximately 1.64 billion gallons of ethanol and more than five million tons of distillers grains by the end of 2008.

VeraSun also markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85®. For more information, please visit VeraSun Energy’s websites at www.verasun.com or www.VE85.com.

Forward Looking Statement

Statements included or incorporated by reference in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They are based upon our current beliefs and expectations, are subject to risks and uncertainties outside of our control, and actual results might differ materially from these estimates and statements. Factors that may cause actual results to differ include the volatility and uncertainty of commodity prices, results of our hedging and other risk mitigation strategies, results of our acquisitions, operational disruptions at our facilities; our ability to implement our expansion strategy; development of infrastructure related to the sale and distribution of ethanol; excess production capacity in our industry; our ability to compete effectively in our industry; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; and our ability to raise additional capital and secure additional financing, as more fully described in the “Risk Factors” sections of our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended June 30, 2008. We are not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time.

VeraSun Contacts

Investors:

Patty Dickerson

605-696-7236

pdickerson@verasun.com

Media:

Mike Lockrem

605-696-7527

mlockrem@verasun.com

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	(unaudited)				(unaudited)
	(dollars in thousands)				(dollars in thousands)
Total revenue	$1,015,168	100.0%	$169,556	100.0%	$1,531,642	100.0%	$314,066	100.0%
Cost of goods sold	943,214	92.9	137,071	80.8	1,424,570	93.0	272,337	86.7

Gross profit	71,954	7.1	32,485	19.2	107,072	7.0	41,729	13.3
Startup expenses	4,591	0.5	218	0.1	6,702	0.4	1,584	0.5
Restructuring charge	2,004	0.2	—	0.0	2,004	0.1	—	0.0
Selling, general and administrative expenses	16,317	1.6	8,179	4.9	27,682	1.9	18,347	5.9

Operating income	49,042	4.8	24,088	14.2	70,684	4.6	21,798	6.9
Other income (expense), net	(14,654)	(1.4)	(787)	(0.5)	(24,052)	(1.6)	1,008	0.3

Income before income taxes and minority interest	34,388	3.4	23,301	13.7	46,632	3.0	22,806	7.2
Income tax provision	10,504	1.0	8,165	4.8	15,175	1.0	7,982	2.5
Minority interest	6	0.0	—	0.0	6	0.0	—	0.0

Net income	$23,890	2.4%	$15,136	8.9%	$31,463	2.0%	$14,824	4.7%

Per Share Data:
Income per common share—basic		$0.15		$0.20		$0.25		$0.19
Basic weighted average number of common shares		156,962,647		76,998,341		124,836,224		76,357,188
Income per common share—diluted		$0.15		$0.19		$0.25		$0.18

Diluted weighted average number of common and common equivalent shares		159,520,353		80,918,850		127,349,906		80,697,289

The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Other financial data:
Net cash flows (used in) provided by operating activities	$(35,391)	$4,357	$(38,712)	$24,122

Other non-GAAP financial performance data:
EBITDA (1)	$73,122	$33,027	$105,468	$36,817

Operating data:
Ethanol sold—produced (gallons, in thousands) (2)	246,556	63,368	388,756	123,579
Ethanol sold—purchase/resale (gallons, in thousands)	83,353	—	132,807	—

Total ethanol sold (gallons, in thousands)	329,909	63,368	521,563	123,579
Distillers grains sold (tons, in thousands)	829.8	235.2	1,376.3	419.8
Average gross price of ethanol sold per gallon	$2.59	$2.21	$2.49	$2.15
Average corn cost per bushel	5.37	3.62	5.14	3.77
Average natural gas cost per MMBTU	10.81	7.59	10.48	7.85
Average dry distillers grains gross price per ton	144.07	95.72	131.01	92.79

(1)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense.
(2)	Excludes ethanol sold in VE85® sales.

The following table reconciles our EBITDA to net income for the periods presented (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$23,890	$15,136	$31,463	$14,824
Depreciation and amortization	23,227	3,547	32,516	6,080
Interest expense	15,501	6,179	26,314	7,931
Income tax provision	10,504	8,165	15,175	7,982

EBITDA	$73,122	$33,027	$105,468	$36,817

VERASUN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2008	2007
	(dollars in thousands)
Cash Flows from Operating Activities
Net income	$31,463	$14,824
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	30,687	6,080
Change in derivative financial instruments	(16,996)	6,756
Accretion of contracts and long-term debt fair valued during purchase accounting	(6,374)	—
Deferred income taxes	5,094	5,425
Stock-based compensation expense	4,451	2,679
Amortization	1,829	—
Amortization of debt issuance cost and debt discount	1,261	730
Gain on disposal of equipment	(262)	(83)
Accretion of deferred revenue	(147)	(48)
Minority interest in net loss of subsidiary	(6)	—
Excess tax benefits from share-based payment arrangements	—	(6,865)
Changes in current assets and liabilities, net of effects of business acquisition
Trade receivables	(60,406)	18,697
Inventories	(32,080)	(37,920)
Prepaid expenses and other assets	(32,447)	(3,235)
Accounts payable	54,210	11,059
Accrued expenses and other liabilities	(18,989)	6,023

Net cash (used in) provided by operating activities	(38,712)	24,122

Cash Flows from Investing Activities
Purchases of property and equipment	(188,857)	(129,551)
US BioEnergy acquisition, net of transaction costs	45,106	—
Proceeds from the sale of short-term investments	43,175	—
Change in restricted cash	(14,777)	—
Payments for other long-term assets and liabilities	(2,040)	(202)
Proceeds from sales of property and equipment	1,300	6
Purchase of short-term investments	—	(249,516)

Net cash used in investing activities	(116,093)	(379,263)

Cash Flows from Financing Activities
Proceeds from long-term debt	97,092	447,750
Principal payments on long-term debt	(19,696)	—
Debt issuance costs paid	(3,655)	(11,375)
Cost of registering equity securities	(1,063)	(5)
Net effect of the exercise of stock options	(374)	8,285
Excess tax benefits from share-based payment arrangements	—	6,865

Net cash provided by financing activities	72,304	451,520

Net (decrease) increase in cash and cash equivalents	(82,501)	96,379
Cash and Cash Equivalents
Beginning of period	110,942	318,049

End of period	$28,441	$414,428